Exhibit 99.1

NEOGENOMICS, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Reports Revenue of $15.6 Million, Adjusted EBITDA of $1.8 Million and Earnings per share of $0.01 for the Second Quarter 2013

Ft. Myers, Florida - July 31, 2013 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services today reported its results for the second quarter of 2013.

Second Quarter 2013 Highlights:

•	Earnings per share of $0.01 per share on net income of $273k

•	Adjusted EBITDA(1) of $1.8 million

•	Test volume growth of 12.7%

•	Continued expansion of industry-leading molecular testing menu

Revenue for the second quarter was $15.6 million, essentially unchanged from second quarter 2012 revenue. Test volume increased by 12.7%. Year over year revenue growth was impacted by the $1.3 million reduction in quarterly revenue that resulted from the expiration of the Medicare Technical Component Grandfather Clause (TCGF) in July 2012. Revenue growth was also impacted by decreases in reimbursement for molecular testing which were finalized by CMS in the second quarter.

Average revenue per test declined 11.3% from last year, primarily as a result of the TCGF expiration. This decrease was partially offset by a 9.1% improvement in average cost of goods sold per test. As a result, gross profit margin decreased slightly to 45.9% in the second quarter from 47.2% in the prior year. Total operating expenses increased by 1.9%, from last year’s second quarter, primarily as a result of increases in R&D expenses.

Net income for the quarter was $273,000, or $0.01 per share, versus net income of $551,000, or $0.01 per share, in last year’s second quarter. Adjusted EBITDA(1) of $1.8 million for the quarter was largely unchanged from last year’s second quarter despite the approximately $1.6 million reduction in quarterly profit resulting from the TCGF expiration and molecular reimbursement changes.

Douglas M. VanOort, the Company’s Chairman and CEO commented, “Our quarterly results were adversely impacted by Medicare’s molecular reimbursement changes and resulted in approximately $275,000 less revenue than we would have otherwise reported. In addition, approximately $150,000 of expected clinical trials work was delayed into the third quarter. These items reduced revenue from our original expectations for the second quarter.”

Mr. VanOort continued, “On the positive side, test volume continued to grow with a record number of new clients starting in June. Test volume grew despite a slight increase in in-sourcing of certain tests by a few clients. We also continued to strengthen our Sales team by adding five experienced sales professionals. We now have a total of 26 sales representatives covering the country. We expect our sales productivity to be strong for the second half of the year.”

“In addition, our steadfast focus on continuously improving laboratory operations and driving down costs is yielding results. A great number of our people are involved in Best Practice Teams, “Kaizen” events, and analysis and implementation of automation initiatives. We have also increased our investment in Information Technology and expect to make significant improvements in electronic ordering and other methods to increase efficiencies. As a result of these initiatives, we drove a 9.1% reduction in average cost-per-test over the last year and maintained gross margins of around 46% despite an 11.3% reduction in average revenue per test. We finished the second quarter with the lowest average cost-per-test we have ever reported.”

Mr. VanOort concluded, “Innovation continues to be an important focus for NeoGenomics. In the past six quarters, we developed and launched over 60 new molecular tests and now have the most comprehensive oncology-focused molecular test menu in America. Work also continues on our new plasma and urine-based, NeoSCORETM prostate cancer test. There are two goals for this test, to diagnose the presence of cancer in patients with BPH (benign prostatic hyperplasia), and to distinguish high-grade from low-grade prostate cancer in patients with prostate cancer. We are excited about the potential for this test and currently expect to launch it in the first half of 2014.”

Third Quarter and Full-Year 2013 Financial Outlook:

We expect revenue of $15.8 - $16.4 million and earnings of $0.00 - $0.01 per share in Quarter 3. For the full year 2013, we expect revenue to be $63-$66 million with earnings per share of $.01 - $.04. The Company reserves the right to adjust this guidance at any time based on the ongoing execution of its business plan. Current and prospective investors are encouraged to perform their own due diligence before buying or selling any of the Company’s securities, and are reminded that the foregoing estimates should not be construed as a guarantee of future performance.

(1)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and non-cash stock-based compensation expenses. See table for a reconciliation to net income.

Conference Call

The Company has scheduled a web-cast and conference call to discuss their second quarter results on July 31, 2013 at 11:00 AM EDT. Interested investors should dial (877) 407-8035 (domestic) and (201) 689-8035 (international) at least five minutes prior to the call and ask for

Conference ID Number 418008. A replay of the conference call will be available until 11:59 PM on August 14, 2013 and can be accessed by dialing (877) 660-6853 (domestic) and (201) 612-7415 (international). The playback Conference ID Number is 418008. The web-cast may be accessed under the Investor Relations section of our website at www.neogenomics.com or http://www.investorcalendar.com/IC/CEPage.asp?ID=171229. An archive of the web-cast will be available until 11:59 PM on October 31, 2013.

About NeoGenomics, Inc.

NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry. The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, immunohistochemistry, anatomic pathology and molecular genetic testing. Headquartered in Fort Myers, FL, NeoGenomics has labs in Nashville, TN, Irvine, CA, Tampa, FL and Fort Myers, FL. NeoGenomics services the needs of pathologists, oncologists, other clinicians and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.com.

Interested parties can also access investor relations material from Hawk Associates at http://www.hawkassociates.com or neogenomics@hawk.com and from Zack’s Investment Research at http://www.zacks.com or scr@zacks.com.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company’s periodic filings with the SEC.

For further information, please contact:

NeoGenomics, Inc.	Hawk Associates, Inc.
Steven C. Jones	Ms. Julie Marshall
Director of Investor Relations	(305) 451-1888
(239) 325-2001	neogenomics@hawkassociates.com
sjones@neogenomics.com

NeoGenomics, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	June 30, 2013	December 31, 2012

ASSETS
Cash, cash equivalents	$4,636	$1,868
Accounts Receivable (net of allowance for doubtful accounts of $4,147 and $3,002, respectively)	16,005	14,034
Other Current Assets	2,522	2,679

TOTAL CURRENT ASSETS	23,163	18,581
PROPERTY AND EQUIPMENT (net of accumulated depreciation of $12,341 and $10,289, respectively)	8,437	8,607
INTANGIBLE ASSETS (net of accumulated amortization of $293 and $182, respectively)	2,689	2,800
OTHER ASSETS	170	83

TOTAL	$34,459	$30,071

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES	$12,056	$17,758
LONG TERM LIABILITIES	2,963	3,097

TOTAL LIABILITIES	15,019	20,855
STOCKHOLDERS’ EQUITY	19,440	9,216

TOTAL	$34,459	$30,071

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the Three-Months Ended June 30,		For the Six-Months Ended June 30,
	2013	2012	2013	2012

NET REVENUE	$15,603	$15,611	$31,260	$30,771

COST OF REVENUE	8,446	8,244	16,857	16,261

GROSS PROFIT	7,157	7,367	14,403	14,510

OPERATING EXPENSES
General and administrative	4,064	4,066	8,239	7,816
Research and development	616	528	1,451	1,025
Sales and marketing	1,972	1,934	3,903	3,969

Total operating expenses	6,652	6,528	13,593	12,810

INCOME FROM OPERATIONS	505	839	810	1,700

INTEREST AND OTHER INCOME (EXPENSE) - NET	(232)	(288)	(517)	(546)

INCOME BEFORE TAXES	273	551	293	1,154

INCOME TAXES	—	—	17	—

NET INCOME	$273	$551	$276	$1,154

NET INCOME PER SHARE
- Basic	$0.01	$0.01	$0.01	$0.03

- Diluted	$0.01	$0.01	$0.01	$0.02

WEIGHTED AVG NUMBER OF SHARES OUTSTANDING
- Basic	48,793	44,954	47,529	44,827

- Diluted	53,744	47,650	52,297	47,501

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	For the Six Months Ended June 30, 2012	For the Six Months Ended June 30, 2012

NET CASH PROVIDED BY OPERATING ACTIVITIES	$533	$16

NET CASH USED IN INVESTING ACTIVITIES	(608)	(2,050)

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,843	1,972

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,768	(62)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,868	2,628

CASH AND CASH EQUIVALENTS, END OF PERIOD	$4,636	$2,566

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid	$495	$529

Income taxes paid	$17	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Purchase of licenses	$—	$1,945

Equipment leased under capital lease and equipment loans	$1,402	$2,140

NeoGenomics, Inc.

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP EBITDA AND ADJUSTED EBITDA

(Unaudited, in thousands)

	For the Three-Months Ended June 30,		For the Six-Months Ended June 30,
	2013	2012	2013	2012

Net income (Per GAAP)	$273	$551	$276	$1,154

Adjustments to Net Income:
Interest expense (income), net	232	288	517	546
Amortization of intangibles	55	56	111	70
Income tax expense	—	—	17	—
Depreciation	1,063	856	2,052	1,605

EBITDA	1,623	1,751	2,973	3,375

Further Adjustments to EBITDA:
Non-cash stock-based compensation	202	192	646	343

Adjusted EBITDA (non-GAAP)	$1,825	$1,943	$3,619	$3,718

Non – GAAP Adjusted EBITDA Definition

“Adjusted EBITDA” is defined by NeoGenomics as net income from continuing operations before (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense, (iv) non-cash stock-based compensation and warrant amortization expense and (v) other extraordinary or non-recurring charges. NeoGenomics believes that Adjusted EBITDA provides a more consistent measurement of operating performance and trends across reporting periods by excluding these cash and non-cash items of expense not directly related to ongoing operations from income. Adjusted EBITDA also assists investors in performing analysis that is consistent with financial models developed by research analysts.

Adjusted EBITDA as defined by NeoGenomics is not a measurement under GAAP and may differ from non-GAAP measures used by other companies. There are limitations inherent in non-GAAP financial measures such as Adjusted EBITDA because they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of NeoGenomics recorded costs against its net revenue. Accordingly, investors should consider non-GAAP results together with GAAP results in analyzing NeoGenomics financial performance.

NeoGenomics, Inc.

Supplemental Information on Customer Requisitions Received and Tests Performed

(Unaudited, in thousands, except test and requisition data)

	For the Three- Months Ended June 30, 2013	For the Three- Months Ended June 30, 2012	% Inc (Dec)	For the Six-Months Ended June 30, 2013	For the Six-Months Ended June 30, 2012	% Inc (Dec)

Requisitions Rec’d (cases)	20,875	18,561	12.5%	41,479	35,495	16.9%
Number of Tests Performed	32,519	28,846	12.7%	64,607	55,778	15.8%
Avg. # of Tests / Requisition	1.56	1.55	0.2%	1.56	1.57	(0.9)%

Total Testing Revenue	$15,603	$15,611	(0.1)%	$31,260	$30,771	1.6%
Avg. Revenue/Requisition	$747	$841	(11.1)%	$754	$867	(13.1)%
Avg. Revenue/Test	$480	$541	(11.3)%	$484	$552	(12.3)%

Total Cost of Revenue	$8,446	$8,244	(2.5)%	$16,857	$16,261	3.7%
Avg. Cost/Requisition	$405	$444	(8.9)%	$406	$458	(11.4)%
Avg. Cost/Test	$260	$286	(9.1)%	$261	$292	(10.6)%